NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

NASH FINCH COMPANY

Moderator: Alec Covington

November 12, 2013

9:00 am CT

Operator:  Good day ladies and gentlemen. And welcome to the Nash Finch Third Quarter Conference Call. Today’s call is being recorded.

The company has asked me to advise you that this call will include forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that could cause such differences are described in the Nash Finch Press Release and in the company’s filings with the SEC, including its Form 10K for fiscal 2012.

The company also notes that the call may include references to the certain non-GAAP financial measures as the term is used in SEC Regulation G -- such as consolidated EBITDA. Reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures are provided on the Investor Relations portion of the company’s Web site under the captions Presentation and Supplemental Financial Information and in the schedules to the company’s earnings release, which can also be found in the same portion of the company’s Web site under the caption Press Releases.

It is now my pleasure to turn your conference over the company’s Chief Executive Offer Mr. Alec Covington. Please go ahead.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Moderator:  Thank you (April) and good morning everyone. I’m joined this morning with - by Kathy Mahoney, our Executive Vice President and General Counsel of the company. I’m also joined by Bob Diamond, our Executive Vice President and Chief Financial Officer.

As we’ve done in the past, I’m going to turn the call over to Bob who will go through the, you know, financial results. And then I’ll be back to talk a little bit more about the state of the business and our current trends in just a few minutes. Bob?

Bob Diamond:  Thank you Alec and good morning everyone.

Total company sales for the third quarter 2013 were 1.56 billion, compared to 1.51 billion in the prior year quarter -- an increase of 3.5%. The increase was primarily attributable to sales to new customers in our Food Distribution segment.

The increase in Food Distribution sales was partially offset by a reduction in Military segment sales, resulting from the impacts of sequestration and the government shutdown, which occurred during our third quarter.

The closure of commissaries caused by the government sequestration and shutdown reduced Military segment sales by approximately 60.2 million in the third quarter.

Consolidated EBITDA and net earnings were affected by several significant items, which are presented in the table on Page 2 of the Earnings Release or the current and prior year periods. Adjusted consolidated EBITDA was 31.9 million or 2% of sales in the third quarter of 2013, as compared to 43.7 million or 2.9% of sales in the third quarter of 2012. Consolidated EBITDA was adjusted to exclude the impact of significant items of 0.4 million and 4 million in the third quarters of 2013 and 2012 respectively.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Including the impact of Significant Items, consolidated EBITDA for the third quarter 2013 was 31.5 million or 2% of sales as compared to 39.7 million or 2.6% of sales in the prior year quarter. In addition to the adjustments to EBITDA shown in the Significant Items table, the remaining difference in year-over-year EBITDA was primarily due to the reversal of year-to-date incentive compensation accruals that occurred in the third quarter of 2012.

Adjusted net earnings were 8.7 million or 66 cents per diluted share in the third quarter of 2013, as compared to 18 million or $1.38 per diluted share in the third quarter of 2012. Net earnings were adjusted to exclude the impact of Significant Items totaling 2.7 million or 20 cents per diluted share in 2013 and 3.3 million or 26 cents per diluted share in 2012.

Including the impact of Significant Items, our reported net earnings for the third quarter of 2013 were 6 million or 46 cents per diluted share, as compared to 14.6 million or $1.12 per diluted share in 2012.

Similar to the EBITDA discussion -- in addition to the adjustments to EPS shown in the Significant Items table -- the remaining difference in year-over-year EPS was primarily due the reversal of year-to-date incentive compensation accruals that occurred in the third quarter of 2012.

The Military segment net sales decreased 6.5% to 665.5 million in the third quarter, relative - or compared to the prior year. Excluding the 60.2 million decrease in military sales resulting from the government sequestration and shutdown, net sales would have increased 1.9%.

The Military segment EBITDA was 10.5 million or 1.6% of sales in the third quarter 2013, as compared to 13.7 million or 1.9% of sales in the third quarter of 2012. The decrease in third quarter EBITDA -- relative to 2012 -- was partially due to the impact of the government

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

sequestration and shutdown and partially due to the reversal of year-to-date incentive compensation accruals in the third quarter last year.

The combined Food Distribution and Retail segment sales increased 12.4% to 898 million in the third quarter of 2013, as compared to 799 million in the prior year period. The increase in Food Distribution sales was primarily attributable to shipments to new customers. The combined Food Distribution and Retail segment EBITDA was 20.9 million or 2.3% of sales in the third quarter 2013, as compared to 26.1 million or 3.3% of sales in the third quarter of 2012.

The decrease in third quarter EBITDA -- relative to 2012 -- was entirely due to the reversal of year-to-date incentive compensation accruals in the third quarter of 2012.

Total debt at the end of the third quarter of 2013 was 400.9 million, as compared to 433 million at the end of the second quarter of 2013. The company is currently in compliance with all of its debts covenants. The total debt leverage ratio as of the end of the third 2013 was 4.05. Availability on the company’s revolving credit facility at the end of the quarter was 248 million.

On July 22, 2013 the company announced that it had entered into a Definitive Merger Agreement, under which the Nash Finch Company and Spartan Stores Inc. will combine in an all-stock merger valued at approximately 1.3 billion, including existing net debt at each company.

Special meeting of shareholders is scheduled for November 18, 2013. On closing, each share of the company’s common stock will be converted into 1.2 shares of Spartan Stores common stock. Spartan Stores shareholders will own approximately 57.7% of the equity of the combined company. And Nash Finch shareholders will own approximately 42.3% of the combined company stock.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

We announced on October 28 that our Board of Directors had declared a regular cash dividend of 18 cents per share to be paid on November 15, 2013.

I’ll now turn the call back over to Alec.

Moderator:  Thank you Bob.

And I’d just like to begin, you know, my comments by, you know, focusing on topline growth. Because I think that’s really the headline of this quarter -- is that for us this has been a year of engaging our company in initiatives that would drive topline revenue growth. You saw that in the second quarter. You saw that, you know, emerging in the first quarter.

Now you’re seeing the same thing hold true in the third quarter. So we have a very strong trend on the top revenue line -- going into this merger -- that we’re quite excited about.

On the EBITDA line, the fact of the matter is that we came in on track just exactly where we had expected. If you go back to the second quarter, I was very clear to say that we expected the third quarter would come in somewhere between 6 and $8 million short of our prior year number. And in fact we’ve come in at 8.2 million short of the prior year.

And that 8.2 million -- as Bob mentioned -- is driven by the year-over-year variance and the incentives that were paid and the incentives that were reversed a year ago. And when you total those numbers up, the difference -- year-over-year -- is about 8.6 million. That is a larger number -- of course -- than the variance we have to prior year, which tells you that the underlying business is actually performing better in spite of some of the challenges and headwinds that we’ve been faced with from our military business this year.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

I might also mention that from an EPS perspective, when I talk about the $8.6 million variance in EBITDA that really doesn’t include - it doesn’t include at all the impact of stock compensation, which is, you know, would more impact EPS year-over-year. So, you know, that is on top of the 8.6 million that we’re referencing here.

So from an EBITDA perspective, clearly we don’t ever want to have a quarter where we’re below prior year. But we knew this was going to happen. And we had been talking about this for the - all through this year because we knew that we had, you know, this big reversal that we had done a year ago. And so when you compare the two variances in the two years, then the 8.6 million is where we come out and that we had expected.

I think from a revenue perspective, you know, I couldn’t be more excited about, you know, the trends and the momentum that we have in the business. To have posted a 3.5% gain in revenue in spite of the government shutdown and the impact of sequestration is something that we would have never been able to have accomplished in years past. By the way, that number of 3.5% would have been roughly double that amount had it not been for the government shutdown and sequestration.

So we have a business that is performing extremely well on the revenue line. And that bodes well for momentum going into the merger. And it bodes well for, you know, opportunities in the future.

On the Military side of our business, sales obviously decreased 6.5%. That’s directly correlated to the government shutdown and impact of sequestration. Otherwise, had those events not occurred, it’s clear that that business would have actually posted positive gains for the quarter. So that business -- setting aside the impact of sequestration and the government shutdown -- is actually performing quite well.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

On the Retail side of our business -- from a corporate retail perspective -- our comparable store sales came in at -3.9%. That’s actually a little bit better than we posted in the second quarter because we were just over 4% negative in the second. So we’ve actually improved that a little bit in the third quarter. And that’s primarily -- not totally -- but it’s primarily driven by what we’ve been talking about for some time.

And that is the opening of the Wal-Mart Neighborhood Markets in the Omaha market. We knew those stores were going to open actually before we acquired No Frills and Bag ‘n Save -- that we actually acquired those businesses with that understanding. And we made sure that the price we paid would allow us to deliver a good return in spite of those openings.

So nothing is happening in Omaha that we didn’t know about. Nothing is happening to a heavier or a larger than we thought. You know, the fact of the matter is the, you know, the play is playing out exactly as we had read the script in Omaha. So we knew this. And so nothing, you know, nothing is a surprise. And nothing is new.

We have added a couple stores in the quarter that we’re pretty excited about. We acquired a store in Dillonvale -- just outside of Cincinnati. It’s a very successful independent operation that we’re excited to have.

And, you know, in this quarter we closed on a transaction with our partners who operate Madison Fresh Market in Madison, Wisconsin, which is a very, very successful store. And we’re very proud to be part of that initiative going forward. And we look for great things to come from that relationship going forward.

And Food Distribution - this is a tale of a, you know, an incredible reversal from prior year and previous year topline trends. This has been really the business that has had the most headwind over the years and has had the greatest challenges in growing its topline.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

But if you go back to the, you know, the second quarter where we posted a sales increase in excess of 16%, now here we are in the third quarter announcing a sales increase -- year-over-year -- of 17.9%. That is unprecedented growth for a traditional wholesale company. I don’t know.

Maybe there’s somebody else in the industry that’s posting those kind of gains. I’m not sure who they are -- if they are. So 17.9% is something that we’ve worked hard on. We’re extremely proud of that number. And it includes growth that’s coming from new wholesale customers that’s being added to our wholesale business.

We’re quite proud of the way that business is performing and the fact that we’re having the opportunity to serve new customers coming from other wholesalers. We’re very proud of the fact that our existing customers are seeing fit to buy more products from us as opposed to other providers. So some of the growth is coming from our - the existing customers we have buying more from us and less from other providers. That’s a great opportunity that drives good efficiencies in the overall pipeline.

And the third area is the, you know, the fact that we made a decision a number of years ago to get involved outside of the traditional conventional grocery store channel. And we’ve developed relationships outside of the normal channels -- and what refer to as alternative channels -- where other operators are attempting to sell food products.

We think we’re - with our network that is essentially worldwide. We think we’re a natural provider to those channels. And we continue to grow there with customers, you know, such as Dollar General. So all three of those are alternative channel business. Our existing customer’s purchasing more.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

And new customers that we’ve added is what has accounted for this 17.9% and rather unprecedented growth in our Food Distribution business. So we’re quite proud of that. And again, you know, that gives us a lot of positive momentum going into this merger and going into the fourth quarter.

So as we look forward, we have to speak to that more from a standalone basis. Because obviously next week -- if everything goes well -- we should be a different company, you know, as we complete the merger and all of that. You know, so we’re going to be a little bit different.

So - but we expect from a standalone basis that, you know, the Nash Finch revenue trends will remain very positive in the fourth quarter, especially now that the sequestration and the government shutdown is behind us. As we now have gotten beyond that unfortunate set of circumstances, we see that our Military business is returning to more of a normalized state. So the impact of that seems to have been rather muted. So we’re back to business as normal.

Also on a standalone basis, we expect that Nash Finch will exceed prior year EBITDA performance in the fourth quarter. That’s not just because of our strong sales performance. But that, of course, is part of it. But it’s also because we cycled through some one-time events that occurred in the fourth quarter of last year that impacted those numbers negatively.

So it’s no surprise to us that we should be seeing ourselves improving year-over-year in the fourth quarter on a standalone basis versus just trying to catch up as we have been here for the last while.

Also on a standalone basis, we expect that Nash Finch will deliver for the full year adjusted EBITDA within the range that we gave when we started this year. We’re actually - we’re not certainly going to see ourselves falling below the bottom end of that range.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

The range, however, was quite large when we started the year. And we’ve never changed it. We said that we expect it to achieve EBITDA from the low side of 100 million, all the way to being flat to prior year -- which prior year was 111.3. Now as we’ve gotten three quarters into this we think we can be a little bit more precise with that.

You know, we felt like at the end of the second quarter we had a little bit better visibility in some of our business lines. But frankly, given the fact that we were still dealing with sequestration and all of the changes and things that were going on in our Military business, we left that guidance in place.

But as we look at our business right now we think that the bottom end of that range is very safe at the 100 million. And we’re bringing the top end of the range down from 111 down to 105.

So we see our business falling -- by year-end -- somewhere between 100 and $105 million worth of EBITDA. I think Bob - that’s directionally what we see relative to where people have us from the street perspective. So we’re very comfortable with that being as it is. And so I think that gives some indications of how our business is performing and how we see us ending up here for the year as a standalone business.

Now as I mentioned, we expect to have our merger completed next week. We have - obviously -- our shareholder meeting on the 18th. And as I look beyond that, you know, I kind of step back and, you know, refer to, you know, three components I think that have been fairly consistent with the way that I’ve talked about business now for probably over 30 years.

I think that business -- much like a lot of other thing -- is a reflection of having the right coach, the right players and the right plays. And as I look at the way that this merger is coming together and the integration process, first of all it’s very clear to me that the combined company -- going forward past the merger -- is going to have the right coach.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

And it clearly is going to have the right players. Dennis Eidson is a proven executive -- an individual that I’ve known for a number of years -- have a tremendous amount of confidence in. But let me tell you something, I’ve seen Dennis at even a closer-up perspective. And I’ve seen him nothing short of superb and excellent leadership during this integration process. I’ve increased my feeling about his ability to run this business through this process.

He’s been very well-received by our customer base by the way. We’ve been able to get out. And we continue to have meetings on a regular basis. But I’ve been able to introduce him to customers of ours that were not necessarily customers of Spartan. And so they and their team have been very well-received by our customer base.

And I’ll also tell you that I’m proud of the fact that Dennis and the overall Management Team have really taken the time to get deeply involved and learn and understand our Military business -- something that, you know, perhaps was a little bit newer to them on the front end.

But let me tell you, when you talk to Dennis and the team about, you know, our Military business, they’re able to speak to that business as though they’ve been in it for 25 years. That’s because they’ve taken the time to become students of it and get involved with (Ed) who runs that business out in Norfolk -- and all of us.

So they’ve assembled a great Management Team made up of very capable and experienced executives of both companies. That’s exactly what we hoped would happen. And that’s exactly what is playing out through the integration process.

Now it’s very clear -- going forward -- that we also have the right plays in the combined business -- as was stated all along. And Dennis and the team and none of us has wavered from this one

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

inch. And that is we believe that there’s, you know, $50 million in straightforward synergy opportunities that can be achieved by the combined company by year 3.

And again, those synergies not from Star Wars kinds of activities. They’re very straightforward. They come from the consolidation of corporate functions. The fact that we don’t need two CEOs, we don’t need two CFOs, we don’t need, you know, the redundancy that we have between the two companies.

So it’s the consolidation of corporate functions. It’s purchasing synergies. It’s product and services -- not just product -- but also services that will be combined between the two companies. And it’s operational efficiencies that will accrue as a part of the combination of these companies. So we feel very confident in the plans that we laid out and the comments that we made initially when we talked about combining these companies.

Also I think it’s important that the market focus on the fact that there is manageable risk in combing these two companies. Sometimes that’s not the case. But this company allows for a structure where our debt levels are very manageable as we put these two companies together.

There’s always risk in synergies. But as you look at this particular combination -- as I mentioned before -- because of where the synergies are coming from, it’s not that they’re easy or required or hard. But it’s not rocket science.

So it’s very straightforward execution of the integration plans -- not to minimize the work, not to minimize what people have to do. You know, but we’re not betting on things that are hypothetical. We’re betting on very straightforward plans.

And I think it’s very important as we, you know, on the threshold of this merger, that we recognize that both of these businesses are stable. I mean we just heard from Dennis and his team and

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Spartan’s report of their most recent quarter here not too long ago. We’re not looking at our performance with strong revenue trends and holding to what we said from an EBITDA perspective.

So it’s clear that both businesses are stable. And they’re performing to the expectations that each individual Management Team has. So that’s also reassuring as we go into the merger.

And I think that it’s clear. We’ve tried to reinforce it. But there are also great opportunities to reward our combined shareholders, which, you know, I will continue to be. So I have an interest in those items.

Our dividend policy - it, you know, was announced that we would set that initially at 48 cents a share. That should make it very clear -- the confidence that we have in both businesses and the ability of this Management Team to get these synergies through the merger process. If we didn’t have that confidence, I’m certain that the new Management Team and its Board would not have agreed to 48 cents a share, which is a substantial increase for Spartan shareholders.

I think also the opportunity to gain value to our shareholders is delivering on those synergies. And there’s no lack of confidence in that. And again it’s a very straightforward path -- a lot of hard work. Don’t want to minimize that. I’ve been there. I’ve done that. And I know it’s not easy.

But there is nothing there that is hypothetical. It’s all straightforward initiatives which have been well-defined with a well plan that’s been put together by Dennis and his team.

And then, of course, shareholders will benefit simply -- if nothing else -- from deleveraging the balance sheet. You know, there’s extremely strong combined free cash flow when you put these companies together. And that makes, you know, for a strong conversion from debt to equity on a fairly fast and expedited basis.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

And then last, you know, the combined company will deliver shareholder value simply by growing the business -- continued growth from new customers as we’re experiencing at Nash Finch -- and they’re experiencing as well.

Retail store additions -- which they have been fantastic at being to execute against -- and we have done more recently ourselves. As well as the ability going forward for the Management Team -- Dennis and the team -- as well as the Board of the combined company -- to review and consider accretive acquisitions. They have the capacity, of course, to do that.

So in summary, let me tell you, this is my last and final -- or at least should be -- our last and final analyst goal to talk about our business. And let me just say it’s been nothing short of an honor to serve as the CEO of the Nash Finch Company. I am extremely proud of what we built. And I’m extremely proud of the role that we played in creating the combined company that will emerge next week.

I want to personally thank all of our shareholders. We’ve had a consistent shareholder base that has demonstrated extraordinary confidence and trust in us over the years. Our Board of Directors -- and specifically our Chairman Bill Voss -- have spent relentless hours of hard work and service to our shareholders.

Our associates have supported our company. And without them we could have never accomplished this combination. And of course -- needless to say -- and last but certainly not least -- most importantly our customers and our vendor partners who have honored us with their support and confidence all along the way.

So I certainly -- going forward -- I will step down here as the CEO of the Nash Finch Company and do everything within my power to support Dennis and the new team. And I’m honored to do so. But I certainly hope to be of service again in the future to some of the same shareholders as I

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

pursue new opportunities and continue to do what I love. And that is being involved with businesses, being involved with people and staying busy running and operating businesses. Because that’s truly my passion.

So with that, I’d like to ask (April) if you could help us. If we have any questions from anybody that’s on the line I’d be happy to take those at this time.

Operator:  Thank you. If you would like to ask a question, simply press the Star key followed by the digit 1 on your telephone keypad. Also if you are using a speakerphone, please make sure your Mute function is turned off to allow your signal to reach our equipment. Once again Star 1 if you’d like to ask a question or make a comment. We’ll pause for a moment.

And we’ll first hear from Chuck Cerankosky of Northcoast Research.

Chuck Cerankosky:  Good morning everyone. And Alec and Bob, look forward to speaking with you -- hopefully -- in the future, but enjoyed working with you as I followed Nash Finch. Best of luck to you guys.

Moderator:  Thank you.

Chuck Cerankosky:  Would like to ask a little bit about what drove the business additions in distribution and where’d it come from?

Moderator:  Yes Chuck thank you. And I appreciate those kind comments.

We really set out this year Chuck - one of our key initiatives through what we call our WIG Process. We’re quite the students of the Four Disciplines of Execution put in place by (Steve) and

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

(Cubby). And through our WIG Process -- we really started a year ago with a determination to get this food -- traditional food -- distribution growing again.

We think we have done a really good job of expanding our Military network and focusing on, you know, acquisitions on the Retail side. But the food distribution business -- the conventional food distribution business -- was fairly stagnant. So we, you know, we organized it a year ago -- brought in new management with the leadership of Kevin Elliot -- who is a real growth-oriented guy and a veteran in the business and comes from a great family.

I actually worked with his dad in the old Wetterau Company 100 years ago. So here’s a guy that has a real understanding for the need for the growth and the zeal to get it done.

We launched into several initiatives. One was to gain new customers in the traditional business, which we’ve done. We’ve been very, very fortunate to have brought over new customers from many of our competitors -- not just one or two -- but a vast array of different distributors that we compete with.

The second part of that initiative Chuck was getting our customers who were buying product on the outside. So we had customers that perhaps were buying the majority of the products from us. But they may have been buying some of the produce needs somewhere else and some of their meat needs somewhere else.

We really focused on dialing in on why that is and what do we need to do to fix that. And how do we monitor and track that at a very, you know, macro level?

So, you know, we put in place initiatives and tracking mechanisms to do that. And we’ve seen some incredible changes on buying patterns from our customers who simply are concentrating

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

more purchases with us. Our - the redesign of that private label program had a lot to do with that because our private label sales skyrocketed through that period of time.

And then, you know, lastly, you know, a number of years ago we saw an opportunity to get involved with other channels of business that were looking to add groceries to their lineup -- whether that be, you know, Dollar Drug, you know, other types of channels. And we’ve been quite successful.

I think we probably have perhaps led the charge here in getting involved with those kind of strategic partnerships, which requires you really to, you know, to get inside their strategic plan and listen to what they’re trying to accomplish and then design customized methodologies to help them accomplish their goals. It’s very different from, you know, just soliciting an independent grocer.

So we’ve been, you know, we put a lot of time and effort. I’ve put up personally a lot of time and effort in those areas. And we’ve been wildly successful in doing so. And of course part of that -- as you all know from tracking those in the industry -- is hitching your wagon to the right train, right?

And with us, you know, we’ve been fortunate to develop a relationship with Dollar General. They’re a fantastic company -- a brilliant management team with Richard Dreiling and Todd Vasos and the whole group down there in my hometown of Nashville -- is just doing a fantastic job. So picking the right partner, you know, to align yourself with is a big part of that as well.

And we did that with Dollar General and others. So those are really the key areas that have driven that growth. But it wasn’t an accident. We worked hard at it. And I’ve got a few more gray hairs as a result of it. So, you know, but it’s gone extremely well.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Chuck Cerankosky:  And then switching to MDV - you mentioned it’s back on track. That might not have been your exact words. But are we going to see year-over-year fourth quarter sales and maybe even talk about the first half of next year start showing year-over-year increases? Or what should we expect there?

Moderator:  Yes the business is actually back on track. And Bob will slap me here if I get it wrong. But I believe -- even in the third quarter -- if you add back the impact of sequestration and the government shutdown, those guys would have actually posted about a 1.9% year-over-year revenue growth in the third quarter.

Now as we get to the fourth quarter we begin to cycle the impact of one of our worldwide partners that came on board in December. But we still are in a period where we should see topline revenue growth going into the fourth quarter and also into the year. So I don’t have any concerns.

I don’t think it’s going to be -- for them -- it’s not going to be dramatic growth. You’re not going to see them post numbers like our Food Distribution business is posting. For them it’s more incremental. As they add a customer here and there they’ve got opportunities go continue to grow up into New England.

That’s a new territory for us as you may remember. The opening of our Landover, Maryland facility allowed us to access some areas that we haven’t been able to get to before. So their domestic growth will continue to be a highlight for them. It’s going to be muted -- or will continue to be muted -- a little bit by some export activity which, you know, seems to be curtailing a little bit as troops are redeployed from Europe back to the U.S. -- pick up some of that volume in the U.S.

But - so it won’t be dramatic growth. But I - I’m not worried about that business being able to post growth going forward Chuck. I think now that this craziness is over with the sequestration and the shutdown we should, you know, get back to our knitting there. And life should be good.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

I think the other thing that is important about our Military business is that whether we should have or not is something we can debate. But the fact of the matter is that we’ve not yet been able to get all of the operating efficiencies headed in the right direction as quickly as we had hoped to and had wanted to. And so that represents an opportunity going forward.

It’s not just a revenue play for MDV going forward. It’s also about, you know, getting the disciplines and controls back in place. Listen, I take full responsibility for this Chuck. I asked that group to, you know, to open, you know, arguably - what was it Bob, 8 facilities in 36 months? I mean who does that?

So, you know, as that happened, you know, they did a fantastic job. But there was no way to do it, you know, without having some opening difficulties. And we’re still struggling with some of those things. And as upset as I get over that -- on my watch -- it represents great opportunities going forward for improvement.

So as I look at that business, you know, I would look at it and see -- going forward -- more incremental kind of low single digit growth in the topline. But maybe looking forward, you know, going forward into the middle of next year perhaps more operational improvements than we’ve been able to make here of recent.

I hope that helps you.

Chuck Cerankosky:  That does. And then finally when you’re looking at your retail business, any change in how the customer’s behaving in the stores in terms of purchase mix and confidence?

Moderator:  No I don’t think so. I think the, you know, our trends have been the same. I think that side of our business is an area where we’re actually looking very much forward to the merger with

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Spartan. I think we’ve - what we’ve been able to do is hire brilliant management in terms of Tom Swanson and the team that we put in place to run that business.

What Spartan’s been able to do in addition to that -- as I see it -- is that because they, you know, essentially turned that company around years ago using a retail focus. They have much more advanced and mature marketing programs that have been in place for a longer period of time.

So what they’re going to be able to do is to give our Management Team some tools that have been very effective for them in operating in - arguably -- one of the most -- and not one of the most -- but arguably the most difficult market in the country, right in the state of Michigan -- competing with the, you know, the most difficult big box retailers and most profoundly successful operators in Meijer and Wal-Mart.

Well they’ve crafted some things in their toolbox that have allowed them to succeed in that marketplace. And frankly, you know, they’ve done more than we’ve done. They’ve done things better, faster, quicker than we’ve done on the Retail side.

So when you take the Management Team that we have in place in Nash Finch with Tom Swanson and his team -- which has done a marvelous job of running that business -- and give them the tools that Dennis and Ted Adornato and that group has put together for the Spartan team, I expect to see some positive things -- not immediately -- but over the course of time. I really believe that we will be running a better retail business -- not because of better people -- but because of better programs and focus that they’ve applied to the Retail business.

So we’re really looking forward to the merger as it relates to the Retail side of our business.

Chuck Cerankosky:  Well thank you very much and best of luck to you.

NASH FINCH COMPANY

Moderator: Alec Covington

11-12-13/9:00 am CT

Confirmation # 6526831

Moderator:  Thanks Chuck. (April) are there other questions that we could assist with?

Operator:  There are no further questions at this time.

Moderator:  Okay. All right well listen, thank you very much. And (April) thanks for your help. And thanks to everyone who supported us over the years. Thank you.

Operator:  Thank you. And that does conclude today’s conference. Thank you all for your participation.

END